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                                                                    EXHIBIT 99.1


[CREDIT ACCEPTANCE LOGO]                                SILVER TRIANGLE BUILDING
                                        25505 WEST TWELVE MILE ROAD - SUITE 3000
                                                       SOUTHFIELD, MI 48034-8339
                                                                  (248) 353-2700
                                                        WWW.CREDITACCEPTANCE.COM




                                  NEWS RELEASE


FOR IMMEDIATE RELEASE                           DATE:    JUNE 9, 2004
---------------------
                                            CONTACTS:    DOUGLAS W. BUSK
                                                         TREASURER
                                                         (248) 353-2700 EXT. 432
                                                         IR@CREDITACCEPTANCE.COM

                                       NASDAQ SYMBOL:    CACC


                CREDIT ACCEPTANCE CORPORATION EXTENDS MATURITY OF
                     $135,000,000 REVOLVING CREDIT AGREEMENT

SOUTHFIELD, MICHIGAN -- JUNE 9, 2004 -- CREDIT ACCEPTANCE CORPORATION (NASDAQ:
CACC)

Credit Acceptance announced today that it has extended the maturity of its $135 million credit agreement with a group of commercial banks from June 9, 2005 until June 9, 2006. Borrowings under the facility will bear interest at the bank's prime rate or 1.3% over the Eurocurrency rate, at the Company's option. The agreement continues to be secured by a lien on most of the Company's assets. The Company has $65 million currently outstanding under the agreement.

Since 1972, Credit Acceptance has provided auto loans to consumers, regardless of their credit history. Our product is offered through a nationwide network of automobile dealers who benefit by selling vehicles to consumers who otherwise could not obtain financing, by repeat and referral sales generated by these same customers, and from sales to customers responding to advertisements for our product, but who actually end up qualifying for traditional financing.

Without our product, consumers are often unable to purchase a vehicle or they purchase an unreliable one and are not provided the opportunity to improve their credit standing. As we report to the three national credit reporting agencies, a significant number of our customers improve their lives by improving their credit score and move on to more traditional sources of financing. Credit Acceptance is publicly traded on the NASDAQ National Market under the symbol CACC. For more information, visit www.creditacceptance.com.